Exhibit 99.2

CSX Corp. Announces Third Quarter 2020 Financial Results,
Authorizes Additional $5 Billion Share Buyback

JACKSONVILLE, Fla. – October 21, 2020 – CSX Corp. (NASDAQ: CSX) today announced third quarter 2020 net earnings of $736 million, or $0.96 per share, versus $856 million, or $1.08 per share in the same period last year. Despite lower economic activity resulting from the COVID-19 pandemic, CSX’s operating ratio of 56.9 percent remained in line with the prior year’s record results.

“I am incredibly proud of how CSX’s exceptional team of railroaders continues to deliver against the challenges this year has presented,” said James M. Foote, president and chief executive officer. “Their hard work allowed CSX to efficiently absorb the record rebound in volume while maintaining high levels of customer service.”

Revenue for the third quarter decreased 11 percent from the prior year to $2.65 billion, as intermodal volume growth was more than offset by declines in coal and merchandise volumes as well as lower fuel surcharge revenue. Expenses decreased 11 percent year over year to $1.51 billion, driven by continued efficiency gains and volume-related reductions. Operating income declined 11 percent for the quarter to $1.14 billion compared to $1.29 billion in the same period last year.

CSX also announced the Board authorized a new share repurchase program, providing $5 billion of incremental authority to the approximately $1.1 billion remaining under the existing share repurchase program. This new program affirms CSX’s commitment to continued return of capital to shareholders.

CSX executives will conduct a conference call with the investment community this afternoon, October 21, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-866-324-3683. For callers outside the U.S., dial 1-509-844-0959. Participants should dial in 10 minutes prior to the call and enter in 6621759 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Nine Months Ended
	Sep. 30, 2020	Sep. 30, 2019	$ Change	% Change	Sep. 30, 2020	Sep. 30, 2019	$ Change	% Change

Revenue	$2,648	$2,978	$(330)	(11)%	$7,758	$9,052	$(1,294)	(14)%
Expense
Labor and Fringe	574	638	64	10	1,687	1,958	271	14
Materials, Supplies and Other	378	407	29	7	1,239	1,323	84	6
Depreciation	348	338	(10)	(3)	1,036	1,005	(31)	(3)
Fuel	119	223	104	47	402	690	288	42
Equipment and Other Rents	88	85	(3)	(4)	247	265	18	7
Total Expense	1,507	1,691	184	11	4,611	5,241	630	12

Operating Income	1,141	1,287	(146)	(11)	3,147	3,811	(664)	(17)

Interest Expense	(187)	(186)	(1)	(1)	(565)	(548)	(17)	(3)
Other Income - Net	14	24	(10)	(42)	51	72	(21)	(29)
Earnings Before Income Taxes	968	1,125	(157)	(14)	2,633	3,335	(702)	(21)

Income Tax Expense	(232)	(269)	37	14	(628)	(775)	147	19
Net Earnings	$736	$856	$(120)	(14)%	$2,005	$2,560	$(555)	(22)%

Operating Ratio	56.9%	56.8%			59.4%	57.9%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.96	$1.08	$(0.12)	(11)%	$2.61	$3.18	$(0.57)	(18)%

Average Shares Outstanding, Assuming Dilution (Millions)	767	792			769	805

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 30, 2020	Dec. 31, 2019
ASSETS

Cash and Cash Equivalents	$2,898	$958
Short-Term Investments	1	996
Other Current Assets	1,329	1,324
Properties - Net	32,381	32,168
Investment in Affiliates and Other Companies	1,949	1,879
Other Long-Term Assets	885	932
Total Assets	$39,443	$38,257

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$371	$245
Other Current Liabilities	1,923	1,906
Long-Term Debt	16,121	15,993
Deferred Income Taxes - Net	7,087	6,961
Other Long-Term Liabilities	1,214	1,289
Total Liabilities	26,716	26,394

Total Shareholders' Equity	12,727	11,863
Total Liabilities and Shareholders' Equity	$39,443	$38,257

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended
	Sep. 30, 2020	Sep. 30, 2019
OPERATING ACTIVITIES
Net Earnings	$2,005	$2,560
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,036	1,005
Deferred Income Tax Expense	117	186
Gains on Property Dispositions	(33)	(129)
Other Operating Activities - Net	3	115
Net Cash Provided by Operating Activities	3,128	3,737

INVESTING ACTIVITIES
Property Additions	(1,209)	(1,191)
Proceeds from Property Dispositions	51	218
Purchases of Short-Term Investments	(426)	(2,255)
Proceeds from Sales of Short-Term Investments	1,423	1,480
Other Investing Activities	(32)	19
Net Cash Used in Investing Activities	(193)	(1,729)

FINANCING ACTIVITIES
Long-term Debt Issued	500	2,000
Long-term Debt Repaid	(245)	(18)
Dividends Paid	(599)	(577)
Shares Repurchased (a)	(664)	(2,767)
Other Financing Activities	13	17
Net Cash Used in Financing Activities	(995)	(1,345)

Net Increase in Cash and Cash Equivalents	1,940	663

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	958	858
Cash and Cash Equivalents at End of Period	$2,898	$1,521

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Shares Repurchased: During third quarters and nine months ended 2020 and 2019, the Company engaged in the following repurchase activities:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2020	Sep. 30, 2019	Sep. 30, 2020	Sep. 30, 2019
Shares Repurchased (Millions)	1	16	10	39
Cost of Shares (Dollars in millions)	$48	$1,111	$664	$2,767
Average Cost per Share Repurchased	$67.99	$68.94	$65.12	$71.11

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2020 and September 30, 2019

	Volume			Revenue			Revenue Per Unit
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Chemicals(a)	165	166	(1)%	$566	590	(4)%	$3,430	$3,554	(3)%
Agricultural and Food Products	115	119	(3)	335	354	(5)	2,913	2,975	(2)
Automotive	102	110	(7)	271	297	(9)	2,657	2,700	(2)
Minerals(a)	86	90	(4)	144	147	(2)	1,674	1,633	3
Forest Products(a)	67	73	(8)	206	222	(7)	3,075	3,041	1
Metals and Equipment(a)	58	65	(11)	159	195	(18)	2,741	3,000	(9)
Fertilizers	57	60	(5)	96	101	(5)	1,684	1,683	—
Total Merchandise	650	683	(5)	1,777	1,906	(7)	2,734	2,791	(2)
Coal	155	213	(27)	330	516	(36)	2,129	2,423	(12)
Intermodal	717	673	7	445	447	—	621	664	(6)
Other	—	—	—	96	109	(12)	—	—	—
Total	1,522	1,569	(3)%	$2,648	$2,978	(11)%	$1,740	$1,898	(8)%

Nine Months Ended September 30, 2020 and September 30, 2019

	Volume			Revenue			Revenue Per Unit
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Chemicals(a)	495	506	(2)%	$1,723	1,770	(3)%	$3,481	$3,498	—%
Agricultural and Food Products	338	351	(4)	1,011	1,056	(4)	2,991	3,009	(1)
Automotive	241	346	(30)	645	937	(31)	2,676	2,708	(1)
Minerals(a)	243	250	(3)	405	419	(3)	1,667	1,676	(1)
Forest Products(a)	202	214	(6)	617	652	(5)	3,054	3,047	—
Metals and Equipment(a)	173	192	(10)	500	572	(13)	2,890	2,979	(3)
Fertilizers	175	183	(4)	311	323	(4)	1,777	1,765	1
Total Merchandise	1,867	2,042	(9)	5,212	5,729	(9)	2,792	2,806	—
Coal	463	651	(29)	1,022	1,611	(37)	2,207	2,475	(11)
Intermodal	1,963	1,988	(1)	1,226	1,311	(6)	625	659	(5)
Other	—	—	—	298	401	(26)	—	—	—
Total	4,293	4,681	(8)%	$7,758	$9,052	(14)%	$1,807	$1,934	(7)%
(a) In first quarter 2020, changes were made in the categorization of certain lines of business, impacting Chemicals, Minerals, Forest Products, and Metals and Equipment. The impacts were not material and prior periods have been reclassified to conform to the current presentation.

CSX Corporation
VOLUME AND REVENUE
The COVID-19 pandemic continued to impact volumes during the quarter. Total revenue decreased 11% in third quarter 2020 when compared to third quarter 2019 due to volume declines in merchandise and coal, decreases in fuel recovery and declines in coal pricing resulting from lower global benchmark prices. These decreases were partially offset by pricing gains in merchandise and intermodal as well as intermodal volume growth.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Nine Months Ended
(Dollars in millions)	Sep. 30, 2020	Sep. 30, 2019	Sep. 30, 2020	Sep. 30, 2019
Fuel Surcharge Revenue	$70	$154	$293	$464
Fuel Lag (Expense) Benefit	$(1)	$8	$34	$15

Merchandise Volume
Chemicals - Declined due to lower shipments of frac sand and other industrial chemicals, partially offset by increases in crude oil and plastics shipments.

Agricultural and Food Products - Declined due to lower shipments of grain and feed, partially offset by increases in ethanol shipments.

Automotive - Declined as a result of lower vehicle production at plants served by CSX.

Minerals - Decreased due to lower shipments of aggregates and other minerals.

Forest Products - Declined due to lower shipments of printing paper, wood pulp and building products.

Metals and Equipment - Declined as a result of reduced equipment shipments as well as reduced sheet steel and pipe shipments.

Fertilizers - Decreased due to lower shipments of phosphate and sulfur.

Coal Volume
The decline in domestic coal was driven by lower shipments of utility coal as a result of continued competition from natural gas and reduced electrical demand, as well as lower steel and industrial shipments due to lower industrial production. Export coal declined due to reduced international shipments of thermal and metallurgical coal as a result of lower global benchmark prices.

	Quarters Ended			Nine Months Ended
(Millions of tons)	Sep. 30, 2020	Sep. 30, 2019	Change	Sep. 30, 2020	Sep. 30, 2019	Change
Coal Tonnage
Domestic	10.3	15.3	(33)%	29.6	43.3	(32)%
Export	7.2	8.8	(18)	22.3	29.9	(25)
Total Coal	17.5	24.1	(27)%	51.9	73.2	(29)%
Intermodal Volume
Increases in both domestic and international shipments resulted from tightening truck capacity, inventory replenishments and growth in rail volumes from east coast ports.
Other Revenue
Other revenue decreased $13 million versus prior year primarily due to lower affiliate revenue and declines in demurrage.

CSX Corporation
EXPENSE
Expenses of $1.5 billion decreased $184 million, or 11%, in third quarter 2020 when compared to third quarter 2019 primarily driven by efficiency and volume savings as well as lower fuel prices, partially offset by lower gains from real estate sales.
Labor and Fringe expense decreased $64 million due to the following:
•Efficiency and volume savings of $71 million primarily resulted from reduced crew starts and lower headcount.
•Other costs increased $7 million primarily due to inflation.
Materials, Supplies and Other expense decreased $29 million due to the following:
•Efficiency and volume savings of $58 million primarily resulted from lower operating support costs, lower terminal costs and reduced equipment maintenance expenses.
•Other costs decreased $33 million primarily due to a $22 million non-railroad asset impairment in the prior year related to an intermodal terminal sale agreement and other non-significant items.
•Partially offsetting these decreases, gains from real estate sales of $3 million in 2020 were lower than gains of $65 million in 2019.
Depreciation expense increased $10 million primarily due to the results of a 2019 equipment depreciation study.
Fuel expense decreased $104 million driven by a 36% price decrease, lower volumes and record fuel efficiency in the current year as well as a $15 million net expense in prior year related to state fuel tax matters.
Equipment and Other Rents expense increased $3 million primarily resulting from higher intermodal volumes and inflation.

Employee Counts (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 30, 2020	Sep. 30, 2019	Change	Sep. 30, 2020	Sep. 30, 2019	Change
Average	19,313	21,331	(2,018)	19,760(a)	21,777	(2,017)
Ending	19,300	21,158	(1,858)	19,300	21,158	(1,858)
(a) During second quarter 2020, there were on average 307 employees on temporary emergency reserve boards who are included in the average employee count for nine months ended September 30, 2020 in the above table. Employees on these boards received 7 days of guarantee pay in each 28-day cycle and were eligible, if qualified, for Railroad Retirement Board unemployment benefits for the other 21 days during which they were considered furloughed. Excluding these employees, average headcount for the nine months ended September 30, 2020 would be 19,658. There were no employees on temporary emergency reserve boards during third quarter 2020.

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and gallons in millions, except price per gallon)	Sep. 30, 2020	Sep. 30, 2019	Sep. 30, 2020	Sep. 30, 2019
Estimated Locomotive Fuel Consumption (Gallons)	84.3	94.7	254.9	298.1
Price per Gallon (Dollars)	$1.32	$2.05	$1.44	$2.09
Total Locomotive Fuel Expense	$111	$194	$367	$623
Non-locomotive Fuel Expense	8	29	35	67
Total Fuel Expense	$119	$223	$402	$690

Fuel Efficiency (Gallons of locomotive fuel per 1,000 GTMs)	0.93	0.98	0.97	1.01

CSX Corporation
OPERATING STATISTICS (Estimated)
In third quarter 2020, train velocity decreased by 3% and car dwell increased 9% relative to the prior year period. The Company remains focused on executing the operating plan to deliver improved reliability, faster transit times and increased asset utilization while continuing to control costs.

From a safety perspective, CSX saw a third quarter record low number of FRA reportable injuries as well as a third quarter record low number of FRA reportable train accidents. The personal injury frequency index of 0.77 improved 9% versus the prior year, representing a new third quarter record low level. The FRA train accident rate of 2.66 increased 12% compared to the third quarter of 2019. Despite a reduction in the number of incident versus third quarter 2019, the reduction of accidents did not offset the reduction in train miles. The Company is committed to safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2020	Sep. 30, 2019	Improvement / (Deterioration)	Sep. 30, 2020	Sep. 30, 2019	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	19.6	20.3	(3)%	20.7	20.2	2%
Dwell (Hours) (a)	9.7	8.9	(9)%	9.0	8.7	(3)%
Cars Online (a)	115,823	118,787	2%	108,437	119,564	9%

Revenue Ton-Miles (Billions)
Merchandise	31.0	32.1	(3)%	91.9	96.7	(5)%
Coal	7.1	10.3	(31)%	21.7	31.7	(32)%
Intermodal	7.4	6.7	10%	20.3	20.0	2%
Total Revenue Ton-Miles	45.5	49.1	(7)%	133.9	148.4	(10)%

Total Gross Ton-Miles (Billions)	90.3	97.1	(7)%	262.6	293.7	(11)%

On-Time Originations	85%	93%	(9)%	88%	88%	—%
On-Time Arrivals	71%	79%	(10)%	80%	77%	4%

Safety
FRA Personal Injury Frequency Index	0.77	0.85	9%	0.82	0.82	—%
FRA Train Accident Rate	2.66	2.37	(12)%	2.47	2.43	(2)%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Nine Months Ended
(Dollars in millions)	Sep. 30, 2020	Sep. 30, 2019
Net Cash Provided by Operating Activities	$3,128	$3,737
Property Additions	(1,209)	(1,191)
Other Investing Activities	19	237
Free Cash Flow (before payment of dividends)	$1,938	$2,783